EXHIBIT 10.15

May 17, 2005

Mark L. Mroczkowski
Sequiam Corporation
300 Sunport Lane, Suite 100
Orlando, FL 32809

RE:    Promissory Note Deferment

Dear Mr. Mroczkowski:

Per our conversation this morning, this letter shall document that EastGroup Properties, LP agrees to an additional six (6) month deferment of your Promissory Note payments until December 1, 2005, contingent upon:

•	April and May 2005 Total Rental amounts ($32,677.00) are paid prior to May 31, 2005, and
•	All rental payments between now and December 2005 are kept current.

EastGroup Properties, LP also agrees to extend the Note by twelve (12) months to represent the twelve (12) total deferred payments (12/04-11/05).

I have been authorized to set these terms on behalf EastGroup Properties, who is the Lessor and Owner of the Leased Premises.

Feel free to call, should you have any questions.

Sincerely,
EastGroup Properties, LP

Luci Smith, RPA
Senior Property Manager